Exhibit 3.74
BY-LAWS
OF
TV ONE BROADCAST SALES CORPORATION
ARTICLE I
SHAREHOLDERS’ MEETINGS
     Section 1. Place. All meetings of shareholders shall be held either at the principal office of the Corporation or at any other place within or without the State of Kentucky, designated by the Board of Directors.
     Section 2. Annual Meetings. The annual meetings of the shareholders shall be held in the afternoon on the third Tuesday in January of each year if not a legal holiday, and if a legal holiday, then at the same time on the next succeeding day not a legal holiday. In the event that such annual meeting is omitted by oversight or otherwise on the date herein provided for, the directors shall cause a meeting in lieu thereof to be held as soon thereafter as is convenient, and any business transacted or elections held at such meeting shall be valid as if transacted or held at the annual meeting.
     Section 3. Call. Except as otherwise provided by law, the annual meeting and special meetings of the shareholders of this Corporation may be called by the Chairman, the President, or by a majority of the directors.

     Section 4. Notice. Notice of all shareholders’ meetings stating the time and the place, and the objects for which such meetings are called, shall be given by the Chairman, the President or the Secretary by mail not less than seven (7) nor more than forty (40) days prior to the date of the meeting, to each shareholder of record at his or her address as it appears on the share records of the Corporation.
     Section 5. Waiver. Whenever any notice whatever is required to be given by these By-Laws or any of the laws of the Commonwealth of Kentucky, a waiver thereof, in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. A shareholder’s presence at any meeting shall be deemed to constitute a waiver of notice on his or her part, provided that a shareholder present at a meeting without notice may withdraw his or her waiver by stating at the meeting that he or she does not consent to the holding thereof.
     Section 6. Action of Shareholders Without Meeting. Any action which may be authorized or taken at a meeting of the shareholders of the Corporation may be authorized without a meeting by a unanimous written consent of such shareholders pursuant to Section 271B.7-040 of the Kentucky Revised Statutes.
     Section 7. Shareholders’ Quorum. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders for the transaction of business.

ARTICLE II
DIRECTORS
     Section 1. Election, Number and Term. The election of directors shall take place at the annual meeting of shareholders, or at a special meeting called for that purpose. The number of directors shall be set at one (1). Such number may be increased by a resolution adopted by the holders of a majority of the outstanding shares of the Corporation. Cumulative voting shall be utilized in the election of directors. Directors shall hold office until the next annual meeting of the shareholders and until their successors are elected.
     Section 2. Meetings. Meetings of the Board of Directors shall be held at the principal office of the Corporation, or at such other place within or without the Commonwealth of Kentucky, as may be determined by the Board. At least two (2) days’ notice of such meetings shall be given to each director, unless the Board of Directors has fixed a regular time and place for such meetings, in which case no notice shall be required for meetings held at such time and place. Meetings may be called by the Chairman, the President or by any two (2) directors, upon the giving of notice as herein required. Notice of any Directors’ meeting may be waived in writing by any director either before or after such meeting. A director’s presence at any meeting shall be deemed to constitute a waiver of notice on his or her part, provided that a director present at a meeting without notice may withdraw his or her waiver by stating at the meeting that he or she does not consent to the holding thereof.
     Section 3. Action of Directors Without Meeting. Any action which may be authorized or taken at a meeting of the directors of the Corporation may be authorized without a meeting by the unanimous written consent of such directors pursuant to Section 271B.8-210 of the Kentucky Revised Statutes.
     Section 4. Directors’ Quorum. A majority of directors then in office shall constitute a quorum at a meeting of directors for the transaction of business.
ARTICLE III
OFFICERS
     Section 1. Officers. The officers of this Corporation shall be a Chairman of the Board, a President, a Secretary, a Treasurer, and such other officers or assistant officers as the Board of Directors may elect.
     Section 2. Election and Term. All officers shall be elected by the Board of Directors and shall hold office at the will of the Board of Directors. Except as otherwise provided by law, any person may hold more than one (1) office, provided the duties thereof can be consistently performed by the same person.
     Section 3. Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the Corporation and shall preside at all meetings of the shareholders and the Board of Directors. The Chairman shall perform such other duties and have such other powers as the Board of Directors shall designate.
     Section 4. President. The President shall be the chief operating officer of the Corporation. The President shall perform all the duties commonly incident to such office and shall perform such other duties as the Board of Directors shall designate. The President, unless some other person is specifically authorized by vote of the Board of Directors, shall sign all certificates of shares, bonds, notes, deeds, mortgages, extension agreements, modification of mortgage agreements, property transfer documents, and leases, and shall generally have the supervision and control of the Corporation’s affairs.
     Section 5. Secretary. The Secretary shall keep accurate minutes of all meetings of the shareholders and directors, and shall perform all duties commonly incident to such office, and shall perform such other duties and have such other powers as the Board of Directors may designate. The Secretary shall have the power, together with the President, to sign certificates of shares of the Corporation.
     Section 6. Treasurer. The Treasurer, subject to the order of the Board of Directors, shall have the care and custody of the money, funds, valuable papers, and documents of the Corporation, and shall have and exercise, under the supervision of the Board of Directors, all the powers and duties commonly incident to such office. The Treasurer shall deposit all funds of the Corporation in such bank or banks, trust company or trust companies, or with such firm or firms doing banking business, as the Board of Directors shall designate.
ARTICLE IV
INDEMNIFICATION
     Section 1. Standard of Conduct. Every person who is or was a director or officer of the Corporation or of any other corporation or entity in which such person served as a director or officer at the request of the Corporation (hereinafter collectively referred to as “Covered Person”), shall in accordance with Section 2 of this Article IV be indemnified by the Corporation against any and all reasonable costs and expenses (including but not limited to attorney fees) and any liabilities (including but not limited to judgments, fines, penalties and reasonable settlements) that may be paid by or imposed against him or her in connection with or resulting from any pending, threatened or completed claim, action, suit or proceeding (whether brought by or in the right of the Corporation or such other corporation or entity or otherwise), and whether civil, criminal, administrative, investigative or legislative (including any appeal relating thereto), in which the Covered Person may be involved, as a party or witness or otherwise, by reason of his or her being or having been a director or officer of the Corporation or a director or officer of such other corporation or entity, or by reason of any action taken or not taken in such capacity, whether or not the Covered Person continues to be such at the time such liability or expense shall have been paid or imposed, provided the Covered Person acted in good faith, in what he or she reasonably believed to be the best interests of the Corporation or such other corporation or entity, as the case may be, and in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. As used in this Article IV, the terms “expense” and “liability” shall include, but shall not be limited to, attorney fees and disbursements and amounts of judgments, fines or penalties against, and reasonable amounts paid in settlement by, a Covered Person. The termination of any claim, action, suit or proceeding by judgment, settlement (whether with or without court approval), conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that a Covered Person did not meet the standards of conduct set forth in this Section 1.
     Section 2. Indemnification. Every Covered Person who has been, based on a final adjudication rendered by a court of competent jurisdiction, successful on the merits or otherwise with respect to any claim, action, suit or proceeding of the character described in Section 1 shall be entitled to indemnification as a matter of right. Except as provided in the preceding sentence, any indemnification under Section 1 may be made by the Board for any Covered Person or any employee of the Corporation, in the Board’s discretion, but only if either [i] the Board, acting by a quorum consisting of directors who were not parties to (or who are finally adjudicated by a court of competent jurisdiction to have been successful with respect to) such claim, action, suit or proceeding, shall have found that the Covered Person or employee has met the applicable standard of conduct set forth in Section 1; or [ii] if there be no such disinterested quorum, independent legal counsel (who may be the regular counsel of the Corporation) shall have delivered to the Corporation written advice to the effect that in their judgment such applicable standard has been met. Notwithstanding anything in this Article IV to the contrary, no person shall be indemnified in respect of any claim, action, suit or proceeding initiated by such person or his personal or legal representative, or which involved the voluntary solicitation or intervention of such person or his personal or legal representative (other than an action to enforce indemnification rights hereunder or an action initiated with the approval of a majority of the Board).
     Section 3. Advances. Expenses incurred with respect to any claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by the director or officer to repay such amount as shall not ultimately be determined to be payable to him or her hereunder.
     Section 4. Insurance. The Corporation, by authorization of the Board of Directors, may purchase and maintain insurance on behalf of any person who is or was a director or officer, against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article.
     Section 5. Validity. Subject to the limitations provided in this Article, it is the intention of these By-Laws to give the directors and officers the maximum indemnification permitted under the law of the Commonwealth of Kentucky as it now exists or may exist in the future. The rights of indemnification provided hereunder shall not be deemed exclusive of other rights to which any such director or officer now or hereafter may be entitled, shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of such person’s heirs and legal representatives. If any provision or portion of this Article shall be found, in any action, suit or proceeding, to be invalid or ineffective, the validity and effect of the remaining parts shall not be affected.
ARTICLE V
RESIGNATION AND REMOVALS
     Section 1. Resignation. Unless otherwise provided by written contract, any director or officer of the Corporation may resign at any time by giving written notice to the Corporation, to the Board of Directors, to the Chairman, to the President, or the Secretary of the Corporation. Any such resignation shall take affect at the time specified therein, or, if the time be not specified therein, upon its acceptance by the Board of Directors.

     Section 2. Removal. The shareholders, at any meeting called for such purpose, by vote of a majority of the shares issued and outstanding, may remove from office any director and elect his or her successor. The Board of Directors, by vote of not less than a majority of the entire Board, may remove from office any officer or agent elected or appointed by it.
ARTICLE VI
SHARES
     Section 1. Certificates. Every shareholder shall be entitled to a certificate or certificates evidencing the capital shares of the Corporation owned by such shareholder in such form as may be prescribed by the Board of Directors, duly numbered and setting forth the number and kind of shares. Such certificates shall be signed by the President and by the Secretary. No certificate of shares shall be issued until the shares represented by the certificates have been fully paid.
     Section 2. Transfer. Shares may be transferred by delivery of the certificate accompanied either by an assignment in writing on the back of the certificate or by a written power of attorney to sell, assign, and transfer the same on the books of the Corporation, signed by the person appearing by the certificate to be the owner of the shares represented thereby, together with any necessary federal and state transfer tax stamps affixed, and shall be transferable on the books of the Corporation upon surrender thereof so assigned or endorsed. The person registered on the books of the Corporation as the owner of any shares shall be entitled to all the rights of ownership with respect to such shares. It shall be the duty of every shareholder to notify the Corporation of his or her post office address.
     Section 3. Transfer Books. The transfer books of the Corporation may be closed for such a period, not exceeding forty (40) days, in anticipation of a shareholders’ meeting as the Board of Directors may determine. In lieu of closing the transfer books, the Board of Directors may fix a day not more than forty (40) days prior to the day of holding any meeting of shareholders as the day as of which shareholders entitled to notice of and to vote at such meeting shall be determined; and only shareholders of record on such day shall be entitled to notice of or to vote at such meeting.
     Section 4. Loss. In case of the loss, mutilation, or destruction of a certificate of shares, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.
ARTICLE VII
SEAL
     The Corporation shall have no seal unless and until the Board of Directors adopts a seal in such form as the Board may designate or approve.

ARTICLE VIII
AMENDMENTS
     The By-Laws of the Corporation may be amended, added to, or repealed exclusively by the affirmative vote of a majority of the outstanding shares of the Corporation, at any regular or special shareholder meeting, provided notice of the proposed change is given in the notice of the meeting, or notice thereof is waived in writing, or without a meeting by the unanimous written consent of the shareholders pursuant to Article I, Section 6 of these By-Laws.
Adopted: August 6, 1991
002/108